Exhibit 99.1

THE SCO GROUP REPORTS STRONG FOURTH QUARTER
AND FISCAL 2003 RESULTS

-Fourth Quarter Revenue Increases 57% Year-Over-Year -
-SCO Reports Annual Net Income for First Time in the Company’s Operating History-

LINDON, Utah - Dec. 22, 2003 - The SCO Group, Inc. (NASDAQ: SCOX), owner of the UNIX operating system and a leading provider of UNIX-based solutions, today reported revenue of $24.3 million for the fourth quarter of its fiscal year ended October 31, 2003, a 57% increase over revenue of $15.5 million for the comparable quarter a year ago.

Fourth quarter revenue from UNIX products and services was $14.0 million.  In addition, revenue generated from the Company’s SCOsource licensing initiative was $10.3 million, which was derived from licensing agreements reached with Microsoft Corporation and Sun Microsystems, Inc. earlier in fiscal 2003.

For the fourth quarter of 2003, the Company reported a net loss to common stockholders of $1.6 million, or $0.12 per diluted common share.  Excluding the previously reported charge of approximately $9.0 million incurred in connection with its October 2003 private placement for compensation paid to law firms engaged to enforce its intellectual property rights, the Company would have reported net income for the fourth quarter of $7.4 million, or $0.44 per diluted common share.  The Company reported a net loss to common stockholders of $2.7 million, or $0.26 per diluted common share, in the comparable quarter a year ago.  A GAAP reconciliation of net income (loss) and earnings per share for the fourth quarter and fiscal 2003 excluding the above charge is included in the financial tables at the end of this release.

For fiscal year 2003, the Company reported net income to common stockholders of $5.3 million, or $0.34 per diluted common share, reversing a net loss of $24.9 million, or $1.93 per diluted common share, in fiscal 2002.  Excluding the charge of $9.0 million stated above, the Company would have reported net income for fiscal 2003 of $14.3 million, or $0.91 per diluted common share.  This marks the first time in its operating history that the Company has been profitable on a full-year basis.  Additionally, fiscal 2003 revenue rose 23% to $79.3 million from $64.2 million in the previous fiscal year.

“Fiscal 2003 was a pivotal and successful year for SCO,” said Darl McBride, President and CEO.  “We generated record financial results, including our first full year of profitability.   Full-year revenue grew over 23% on the strength of both our core products and services business and our SCOsource licensing initiative.  Our financial position was significantly strengthened by the $50 million private placement that closed in October 2003, and the Company closed the 2003 fiscal year with a strong balance sheet including $64.4 million in cash.  This gives SCO the resources and flexibility to both enforce and protect its UNIX intellectual property and expand its core business.”

Financial Outlook

The following financial outlook reflects expected contributions from the Company’s two business lines, SCOsource and UNIX products and services. These statements are forward looking and actual results may differ materially. See the discussion of certain risks and uncertainties related to this financial outlook at the end of this release under forward-looking statements.

In its first fiscal quarter ending January 31, 2004, the Company expects total revenue to be in the range of $10 million to $15 million, which is in line with first quarter revenue in the previous year.  UNIX products and services are expected to represent the majority of consolidated first quarter revenue. Revenue from SCOsource licenses is expected to be minimal in the first quarter as the Company finalizes license agreements with vendors and continues to implement its intellectual property license initiative.

The Company anticipates significant revenue in subsequent quarters from both the vendor license and intellectual property license programs, its two SCOsource initiatives.  The nature and predictability of these revenue streams and variability of the timing of revenue recognition does not allow for accurate short-term guidance.  Management anticipates that these revenue streams will continue to develop momentum during the next several quarters.

Operating expenses relating to the Company’s UNIX business are anticipated to remain flat during fiscal 2004.  Expenses associated with SCOsource initiatives are expected to increase in fiscal 2004 as the Company pursues and expands the scope of its legal strategy to enforce and protect its UNIX intellectual property.

Mr. McBride concluded,  “This year, in addition to the successful and ongoing SCOsource vendor licensing program, we are moving forward with the SCOsource intellectual property licensing initiative, which are both expected to add recurring revenue streams that will drive sustained growth for the future.  Although we are not able to predict the timing of significant revenue, with over 3,000 vendor contracts and 2.5 million servers running Linux, our confidence in generating increased revenue from SCOsource initiatives has never been stronger.”

Conference Call

As previously announced, the Company will host a conference call at 11:00 a.m. EST today, December 22, 2003, to discuss fourth quarter and fiscal year 2003 results and fiscal 2004 guidance. To participate in the teleconference, please call (800) 289-0436, or (913) 981-5507; confirmation code 510065, approximately five minutes prior to the time stated above.  A listen-only Web cast of the call will be broadcast live with a replay available the following day. The Web cast and replay may be accessed from http://ir.sco.com/conference.html.

Forward Looking Statements

This press release, particularly the “Financial Outlook” section, contains forward-looking statements representing the Company’s current expectations and beliefs, including, among other things: (i) the Company’s cash position giving it resources and flexibility to enforce and protect its UNIX intellectual property and expand its core business; (ii) expected consolidated revenue in the first quarter of fiscal 2004 of $10 million to $15 million with UNIX products and services representing a majority of such revenue and revenue from SCOsource licenses expected to be minimal in the first quarter as the Company finalizes license agreements with vendors and continues to implement its intellectual property license initiative; (iii) the Company’s anticipation that revenue will be significant in quarters subsequent to the first quarter of fiscal 2004 from vendor license and intellectual property license programs, and that these revenue streams will continue to develop momentum during the next several quarters; (iv) the expectation that operational expenses related to the Company’s UNIX business will remain flat during fiscal 2004 and expenses related to SCOsource initiatives will increase during fiscal 2004 as the Company pursues and expands the scope of its legal strategy to enforce and protect its UNIX intellectual property; and (v) the expectation that the SCOsource vendor licensing program and the intellectual property licensing initiative will add recurring revenue streams that will drive sustained growth for the future, and management’s confidence that SCOsource initiatives will generate increased revenue.  These forward-looking statements and related assumptions are subject to risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements contained herein.  These risks and uncertainties include, without limitation: (a) risks that the Company will not be successful in its efforts to protect and enforce its intellectual property rights; (b) risks that the Company will not be able to expand and grow its core UNIX business and that such business may decline; (c) risks that the Company will face increasing competition from competing providers of operating system products and services; (d) risks that the U.S. and international economic and political conditions will worsen and adversely affect technology purchases; (e) risks that the Company’s SCOsource licensing initiatives will yield fewer licenses or less licensing revenue than anticipated or that such licensing revenue will not be generated when or in amounts currently anticipated; (f) risks that the Company will require more capital than anticipated; and (g) other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date hereof, and the Company undertakes no obligation to update such forward-looking statements after the date hereof.

About SCO

The SCO Group, Inc. (Nasdaq: SCOX - News) helps millions of customers in more than 82 countries to grow their businesses everyday.  Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers.  SCO Global Services provides reliable localized support and services to partners and customers.  For more information on SCO products and services, visit http://www.sco.com.

SCO and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

SCO Reports Fourth Quarter and Fiscal 2003 Results

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31, 2003	October 31, 2002
Assets:
Cash and cash equivalents	$64,428	$6,589
Restricted cash	2,025	1,428
Available-for-sale securities	4,095	—
Accounts receivable, net	9,282	8,622
Other current assets	2,450	4,483
Total current assets	82,280	21,122
Property and equipment, net	1,148	2,021
Goodwill and intangibles, net	10,452	11,258
Other assets	1,072	3,005
Total assets	$94,952	$37,406

Liabilities:
Accounts payable	$1,978	$2,467
Accrued payroll and accrued expenses	8,506	11,721
Accrued compensation to law firms	10,556	—
Deferred revenue	5,501	10,056
Derivative related to convertible preferred stock	15,224	—
Other current liabilities	3,347	3,210
Total current liabilities	45,112	27,454
Long-term liabilities	508	1,625
Minority interest	145	150
Convertible preferred stock	29,671	—
Stockholders’ equity:	19,516	8,177
Total liabilities and stockholders’ equity	$94,952	$37,406

SCO Reports Fourth Quarter and Fiscal 2003 Results

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended October 31,		Year Ended October 31,
	2003	2002	2003	2002

Revenue	$24,290	$15,468	$79,254	$64,241
Cost of revenue	7,363	3,109	19,922	18,316
Gross margin	16,927	12,359	59,332	45,925
Operating expenses:
Sales and marketing	5,971	6,610	24,392	29,554
Research and development	2,870	3,748	11,012	17,558
General and administrative	1,705	1,913	6,230	9,420
Restructuring charges	—	1,147	498	6,728
Write-downs of investments	250	—	250	1,180
Amortization of goodwill and intangibles	895	701	3,190	2,853
Non-cash compensation	277	597	1,204	1,012
Loss on disposition of long-term assets	164	222	164	1,796
Compensation to law firms	8,956	—	8,956	—
Total operating expenses	21,088	14,938	55,896	70,101
Income (loss) from operations	(4,161)	(2,579)	3,436	(24,176)
Equity in income (loss) of affiliate	109	(50)	(62)	(50)
Other income (expense), net	2,886	(48)	2,827	(168)
Income (loss) before income taxes	(1,166)	(2,677)	6,201	(24,394)
Provision for income taxes	(279)	(52)	(774)	(483)
Net income (loss)	(1,445)	(2,729)	5,427	(24,877)
Dividends on convertible preferred stock	(123)	—	(123)	—
Net income (loss) attributable to common stockholders	$(1,568)	$(2,729)	$5,304	$(24,877)
Basic net income (loss) per common share	$(0.12)	$(0.26)	$0.43	$(1.93)
Diluted net income (loss) per common share	$(0.12)	$(0.26)	$0.34	$(1.93)
Weighted average basic common shares outstanding	13,371	10,396	12,256	12,893
Weighted average diluted common shares outstanding	13,371	10,396	15,679	12,893

Reconciliation of GAAP Net Income (Loss) and Earnings per Share,

Excluding the Compensation to Law Firms

(in thousands, except per share data)

	Three Months Ended October 31,		Year Ended October 31,
	2003	2002	2003	2002

Net income (loss) to common stockholders	$(1,568)	$(2,729)	$5,304	$(24,877)
Compensation to law firms	8,956	—	8,956	—
Net income (loss) excluding the compensation to law firms	$7,388	$(2,729)	$14,260	$(24,877)
Diluted net income (loss) per common share	$0.44	$(0.26)	$0.91	$(1.93)
Weighted average diluted common shares outstanding	16,962	10,396	15,679	12,893